Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

FULL FISCAL YEAR AND FOURTH QUARTER

FISCAL 2024 RESULTS

Liberty, MO., September 27, 2024 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its fiscal year (“fiscal 2024”) and the fourth fiscal quarter ended July 31, 2024.

For the fourth fiscal quarter, Adjusted EBITDA, a non-GAAP financial measure, increased by $4.6 million, or 16%, to $33.6 million, compared to $29.0 million in the prior year quarter. Gross profit was flat with an increase of $0.4 million. A $7.7 million decrease in general and administrative expense, after adjusting for a $1.8 million decrease in EBITDA adjustments, and a $3.7 million increase in operating expense,  were the main drivers of the increase in Adjusted EBITDA for the fourth fiscal quarter as compared to the prior year period.

For fiscal 2024, Adjusted EBITDA decreased by $42.8 million, or 12%, to $317.4 million, compared to $360.2 million in fiscal 2023. Gross profit decreased $24.1 million, or 2%. A $24.1 million increase in operating expense and a $3.7 million decrease in general and administrative expense, after adjusting for a $16.7 million decrease in EBITDA adjustments, also contributed to the decrease in Adjusted EBITDA for fiscal 2024 as compared to fiscal 2023.

In sharing fiscal fourth quarter and fiscal 2024 year end results, Tamria Zertuche, President and Chief Executive Officer of Ferrellgas commented, “Last fall we added over 6,000 accounts to our Blue Rhino branded Tank Exchange business knowing the investment in the first half of the year would pay dividends in the high demand season of the fourth quarter. Blue Rhino EBITDA grew 26% over prior year. However, the real story is in this brand’s supply chain excellence. We are fortunate to have some of the best innovators in the industry helping to create opportunities in efficiencies that drive positive results. Removing multiple days of supply across the nationwide network resulted in material improvement in free cash flow and subsequent decreases in capital expenditures for this business over the prior year. The improvements will sustain continued cash flow advantages for the Company. Regarding our retail business, our focus has been on growing our customer base by targeting specific customer types and geographic locations. As with last quarter, we continued to see additional business closings from the effects of inflation, which contributed to a decrease in retail customers in some areas of our national footprint and these decreases were not fully offset by continued customer gains during the year. The modest increase in plant and other expenses are partially attributed to the opening of six locations in growing regions, which is the result of our focus on weather-agnostic opportunities in coastal regions. Our asset strategy is to re-deploy these reclaimed assets related to closed businesses for gallon growth occurring in future periods. Throughout the fourth quarter our highly experienced retail operations professionals have been supporting our strong commercial business while also focusing on seasonal preparedness. We are grateful to have thousands of drivers, service techs, and managers all making sure we are ready for the coming La Nina winter.”

The fourth fiscal quarter increase of $0.4 million in gross profit was driven by a decrease of $1.9 million, or 1%, in cost of product sold, which was partially offset by a decrease of $1.4 million, or 0.4%, in revenues. Gallons sold for the fourth fiscal quarter decreased 6.1 million, or 4%, as the Company continued to see some business closings and effects of inflation. We will be able to re-deploy assets related to these closed businesses for gallon growth occurring in future periods.

Margin per gallon was favorable with a 4% increase compared to the prior year period. Segment mix, our fixed cost price program for residential customers, and national account pricing improvement continue to drive the trend in margin improvement. The $7.7 million decrease in general and administrative expense noted above was primarily due to a $6.0 million reduction in incentive accruals compared to the prior year period. The $3.7 million increase in operating expense was driven by increases of $5.3 million in plant and other costs and $1.0 million in personnel expense, partially offset by a decrease of $2.6 million in vehicle costs.

The fiscal 2024 decrease of $24.1 million, or 2%, in gross profit was driven by a decrease of $189.3 million, or 9%, in revenues, which was partially offset by a decrease of $165.3 million, or 16%, in cost of product sold. This was primarily due to warmer than normal weather, the 5% decrease in retail customers partially related to the business closings noted above, and lower wholesale propane prices at our two major supply points. The 44.3 million, or 5%, year to date decrease in gallons sold correlates with weather that was 10% warmer than normal and 4% warmer than fiscal 2023. Additionally, our two major supply points had wholesale propane prices that averaged 6% and 9% less in fiscal 2024 compared to fiscal 2023, which contributed to the revenues and cost of product decreases. Margin per gallon was also favorable with an increase of 3% in fiscal 2024 compared to the prior year period due to the positive factors noted above.

The fiscal 2024 $24.1 million increase in operating expense compared to fiscal 2023 was driven by increases of $13.1 million in personnel expense, $5.6 million in vehicle expense, and $5.4 million in plant and other costs. Increases of $11.3 million in medical insurance claims paid under our self-insured benefits plan and $6.6 million in payroll costs, partially offset by a $4.7 million decrease for incentive accruals, comprised the change in personnel expense. The increase in vehicle expense was primarily due to increases of $5.7 million for repairs and maintenance and $0.6 million in telematics technology, partially offset by a decrease in fuel costs. The increase in plant and other costs was primarily due to increases of $4.5 million in miscellaneous expense, $1.5 million for property repairs and network costs, and $1.2 million related to legal and general liability costs. These increases were partially offset by a decrease in credit card fees related to a new payment platform, which charges less in processing fees. The $3.7 million decrease in general and administrative expense noted above was primarily due to a $5.4 million reduction in incentive accruals.

We recognized a net loss attributable to Ferrellgas Partners, L.P. of $20.8 million and $29.1 million in the fourth fiscal quarter of fiscal 2024 and 2023, respectively. We recognized net earnings attributable to Ferrellgas Partners, L.P. of $110.2 million and $136.9 million in fiscal 2024 and 2023, respectively. The changes relate to the factors noted above. Operating income per gallon increased $0.06, or 150%, for the fourth fiscal quarter of fiscal 2024 and decreased $0.02, or 7%, for fiscal 2024 compared to the respective prior year periods.

As noted above, the weather can impact our results. The Company continues to progress in steps to be more weather-agnostic, such as our autogas business in which school districts are fueling buses with clean energy. In July 2024, we completed the installation of an 18,000-gallon tank and autogas pumps which will be used to transport nearly 200,000 students to school this year. The school district’s 38 new autogas-fueled buses will use more than 100,000 gallons of propane a year. We also continue to expand our business in other areas of the country outside of the Midwest, such as our fiscal 2024 acquisition of Eastern Sierra Propane in California. As we seek strategic acquisitions throughout the country, this helps to mitigate the impact of weather conditions in a specific region. We also benefit from our tank exchange brand, Blue Rhino, which thrives during warmer weather as customers seek to enjoy the outdoors. As we see power outages from storms and other events, the Company, with its national distribution network, readily steps up to provide easily accessible portable fuel. Both Blue Rhino and Ferrellgas were on hand to help storm victims and support Operation BBQ Relief by providing propane and tanks to fuel meals for those impacted by the storm and first responders in response to Hurricane Beryl, a category one storm which made landfall in Texas in July 2024, in addition to providing an energy source for those without power. Additionally, Blue Rhino realized savings in both the fourth fiscal quarter and fiscal 2024 in its strategy to refurbish displays for use by its retail partners as well as the implementation of supply chain improvements which reduced our capital expenditures in fiscal 2024.

As a nationwide logistics company, we continue to invest in technology and initiatives to deliver propane to our customers efficiently. In fiscal 2024, we installed more than 10,000 tank monitors on existing residential tanks. We also reduced our skipped stops by 12.6%, which reduced our delivery costs. Our fleet team partnered with national vendors to realize savings in tires, maintenance and short-term rentals. Safety is key to the Company’s operations. Last year, we began the installation of back-up cameras in our vehicles. With over 2,400 cameras installed to date, we have realized a 28% reduction in backing incidents. These initiatives drove the decrease in vehicle costs noted above.

On Friday, September 27, 2024, the Company will conduct a live teleconference on the Internet at https://edge.media-server.com/mmc/p/ur62uncc to discuss the results of operations for the fiscal year ended July 31, 2024. The live webcast of the teleconference will begin at 8:30 a.m. Central Time (9:30 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com or through the webcast portal to be answered during live Q&A.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 68,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2024, with the Securities and Exchange Commission on September 27, 2024. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflicts between Russia and Ukraine and in the Middle East; disruptions in the capital and credit markets; and access to available capital to meet our operating and debt-service requirements. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2024, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	July 31, 2024	July 31, 2023

Current assets:
Cash and cash equivalents (including $10,678 and $11,126 of restricted cash at July 31, 2024 and 2023, respectively)	$124,160	$137,347
Accounts and notes receivable, net	120,627	159,379
Inventories	96,032	98,104
Price risk management asset	5,925	11,966
Prepaid expenses and other current assets	28,458	29,135
Total current assets	375,202	435,931

Property, plant and equipment, net	604,954	615,174
Goodwill, net	257,006	257,006
Intangible assets (net of accumulated amortization of $358,895 and $349,614 at July 31, 2024 and 2023, respectively)	112,155	106,615
Operating lease right-of-use assets	47,620	57,839
Other assets, net	61,813	58,838
Total assets	$1,458,750	$1,531,403

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$33,829	$35,115
Current portion of long-term debt	2,510	2,597
Current operating lease liabilities	22,448	24,600
Other current liabilities	184,021	197,030
Total current liabilities	242,808	259,342

Long-term debt	1,461,008	1,456,184
Operating lease liabilities	26,006	34,235
Other liabilities	27,267	29,084

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at July 31, 2024 and 2023)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 Units outstanding at July 31, 2024 and 2023)	(1,256,946)	(1,205,103)
Class B (1,300,000 Units outstanding at July 31, 2024 and 2023)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at July 31, 2024 and 2023)	(70,080)	(70,566)
Accumulated other comprehensive income	2,025	1,059
Total Ferrellgas Partners, L.P. deficit	(941,989)	(891,598)
Noncontrolling interest	(7,699)	(7,193)
Total deficit	(949,688)	(898,791)
Total liabilities, mezzanine and deficit	$1,458,750	$1,531,403

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2024	2023	2024	2023
Revenues:
Propane and other gas liquids sales	$318,239	$320,115	$1,731,439	$1,916,892
Other	22,213	21,771	105,677	109,573
Total revenues	340,452	341,886	1,837,116	2,026,465

Cost of sales:
Propane and other gas liquids sales	151,191	150,958	841,490	1,003,357
Other	1,115	3,221	12,481	15,913

Gross profit	188,146	187,707	983,145	1,007,195

Operating expense - personnel, vehicle, plant & other	146,689	142,948	601,602	577,520
Operating expense - equipment lease expense	5,591	5,781	21,585	23,252
Depreciation and amortization expense	24,292	23,917	98,471	93,370
General and administrative expense	7,018	16,577	50,339	70,738
Non-cash employee stock ownership plan compensation charge	734	723	3,234	2,935
Loss on asset sales and disposals	972	2,763	2,819	5,691

Operating income (loss)	2,850	(5,002)	205,095	233,689

Interest expense	(25,018)	(25,229)	(98,223)	(97,712)
Other income, net	982	760	4,491	2,625

(Loss) earnings before income tax expense	(21,186)	(29,471)	111,363	138,602

Income tax (benefit) expense	(25)	93	686	981

Net (loss) earnings	(21,161)	(29,564)	110,677	137,621

Net (loss) earnings attributable to noncontrolling interest (1)	(378)	(463)	461	740

Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(20,783)	$(29,101)	$110,216	$136,881

Class A unitholders' interest in net (loss) earnings	$(36,807)	$(45,060)	$(55,660)	$10,171

Net (loss) earnings per unitholders' interest
Basic and diluted net (loss) earnings per Class A Unit	$(7.58)	$(9.28)	$(11.46)	$2.09
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Year ended
	July 31,		July 31,
	2024	2023	2024	2023
Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(20,783)	$(29,101)	$110,216	$136,881
Income tax (benefit) expense	(25)	93	686	981
Interest expense	25,018	25,229	98,223	97,712
Depreciation and amortization expense	24,292	23,917	98,471	93,370
EBITDA	28,502	20,138	307,596	328,944
Non-cash employee stock ownership plan compensation charge	734	723	3,234	2,935
Loss on asset sales and disposal	972	2,763	2,819	5,691
Other income, net	(982)	(760)	(4,491)	(2,625)
Severance costs	—	—	—	644
Legal fees and settlements related to non-core businesses	1,510	4,477	2,990	21,751
Acquisition and related costs (1)	2,169	—	2,169	—
Business transformation costs (2)	1,054	2,088	2,610	2,088
Net (loss) earnings attributable to noncontrolling interest (3)	(378)	(463)	461	740
Adjusted EBITDA (4)	33,581	28,966	317,388	360,168
Net cash interest expense (5)	(21,634)	(22,398)	(85,045)	(86,695)
Maintenance capital expenditures (6)	(7,737)	(4,754)	(21,689)	(20,169)
Cash paid for income taxes	(204)	(379)	(699)	(1,092)
Proceeds from certain asset sales	341	73	2,310	2,152
Distributable cash flow attributable to equity investors (7)	4,347	1,508	212,265	254,364
Less: Distributions accrued or paid to preferred unitholders	16,232	16,251	64,778	64,314
Distributable cash flow attributable to general partner and non-controlling interest	(86)	(31)	(4,245)	(5,087)
Distributable cash flow attributable to Class A and B Unitholders (8)	(11,971)	(14,774)	143,242	184,963
Less: Distributions paid to Class A and B Unitholders (9)	—	—	99,996	49,998
Distributable cash flow (shortage) excess (10)	$(11,971)	$(14,774)	$43,246	$134,965

Propane gallons sales
Retail - Sales to End Users	84,109	87,148	563,885	602,143
Wholesale - Sales to Resellers	47,025	50,061	199,870	205,890
Total propane gallons sales	131,134	137,209	763,755	808,033

(1)	Non-recurring due diligence related to potential acquisition activities and restructuring costs.
(2)	Non-recurring costs included in “Operating, general and administrative expense” primarily related to the implementation of an ERP system as part of our business transformation initiatives.
(3)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(4)	Adjusted EBITDA is calculated as net (loss) earnings attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax (benefit) expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, other income, net, severance costs, legal fees and settlements related to non-core businesses, acquisition and related costs, business transformation costs, and net (loss) earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(5)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(6)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(7)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(9)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2024 or fiscal 2023.

(10)	Distributable cash flow (shortage) excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow (shortage) excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow (shortage) excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.